IMAX CORPORATION

Exhibit 10.43

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 1st, 2016, is between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and GREG FOSTER, of the City of Los Angeles in the State of California (the “Executive”).

WHEREAS, the Executive currently serves as the CEO, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation;

WHEREAS, the Company wishes to enter into this Agreement to engage the Executive to continue to provide services to the Company, and the Executive wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Employment and Duties.

(a) General. Subject to the terms and conditions hereof, the Executive shall serve as CEO, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation, reporting to the Company’s Chief Executive Officer (the “CEO”). The foregoing title must be used in complete form (including both the IMAX Entertainment and IMAX Corporation portions) and in the order in which it appears in this Agreement at all times. The Executive shall perform duties and services for the Company commensurate with the Executive’s position as directed by the CEO from time to time. The Executive’s principal place of employment shall be the offices of the Company in Los Angeles, California, subject to regular travel as required by the performance of his duties and the business of the Company.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full business working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the CEO, and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render material services to any other person or organization without the consent of the CEO or otherwise engage in activities that would impede his ability to fully perform his obligations hereunder. Notwithstanding the foregoing, it is understood and agreed that the Executive may serve as a director for the entities listed on Exhibit A hereto.

(c) Board of Directors. The Company shall recommend the appointment of the Executive to its Board of Directors (the “Board”) effective as of a date to be determined by the parties, but in any event as soon as practicable after the date of this Agreement. Further, the Company shall recommend to the Governance Committee of the Board the nomination of the Executive for election to the Board at the annual meeting of the Company’s shareholders to be held in 2017.

Term. The Executive’s employment pursuant to this Agreement shall be effective as of July 2, 2016 (the “Effective Date”), and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment pursuant to Section 4 hereunder and (ii) July 2, 2019. The period commencing as of the Effective Date and ending on July 2, 2019 is hereinafter referred to as the “Term”.

Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) of $1,000,000, which shall increase to $1,050,000 effective July 2, 2017, and which shall further increase to $1,100,000 effective July 2, 2018, in each case less applicable withholdings and deductions. The Base Salary will be payable in substantially equal installments in accordance with the Company’s regular payroll practices as established from time to time. Any portion of the Base Salary that has been earned between the Effective Date through the date of this Agreement and that has not been paid by the date of this Agreement shall be paid in the first payroll cycle occurring after the date of this Agreement.

(b) Bonus. The Executive shall be eligible to receive a discretionary incentive bonus under the Company’s bonus plans in effect from time to time, as determined in the sole discretion of the Company (the “Bonus”). The target amount of the Bonus shall be 100% of the Base Salary (the “Target Bonus”), with no maximum and the potential to overachieve. The actual amount of the Bonus shall be based upon the attainment of individual and Company performance goals and objectives consistent with the Company’s practices with respect to similarly-situated executives and approved by the Compensation Committee of the Board in its sole discretion, with the individual and Company portions of the Bonus each carrying 50% weight towards the overall Bonus. The Bonus (if any) shall be paid on the date on which the Company pays out bonuses to senior executives generally; provided, however, that except as otherwise set forth herein, the Executive must remain employed by the Company on the payout date.

(c) Equity Awards.

(i) As soon as practicable following the date hereof, the Executive shall be granted restricted share units (“RSUs”) with an aggregate grant date fair market value of $1,575,000. Thereafter, on each of July 2, 2017 and July 2, 2018, the Executive shall be granted additional RSUs, with each grant having an aggregate grant date fair market value of $787,500.

(ii) As soon as practicable following the date hereof, the Executive shall be granted nonqualified stock options (“Options”) to purchase common shares of the Company, no par value, with an aggregate grant date fair market value of $1,050,000. Thereafter, on or as soon as practicable after each of July 2, 2017 and July 2, 2018, the Executive shall be granted additional Options, with each grant having an aggregate grant date fair market value of $1,050,000.

(iii) The Options and RSUs to be granted pursuant to this Section 3(c) shall be granted on the terms and conditions set forth in the IMAX Corporation Amended and Restated Long-Term Incentive Plan (as amended from time to time, the “LTIP”), the grant agreements to be entered into between the Company and the Executive pursuant to the LTIP, and this Agreement. The Executive must be employed by the Company on the date of grant in order to receive the Options and RSUs.

(iv) For purposes of determining the number of Options and RSUs to be granted pursuant to this Section 3(c), the Company shall value (i) the Options in a manner consistent with the Company’s financial statement reporting; and (ii) the RSUs based on the Fair Market Value (as defined in the LTIP) of the Common Shares on the date of grant. The Options and RSUs shall vest in three (3) equal annual installments beginning on the first anniversary of the applicable grant date. The exercise price of the Options shall be the Fair Market Value of the Common Shares on the date of grant. The Options shall have a seven (7)-year term.

(d) Benefit Plans. During the Term, the Executive shall be entitled to participate, on the same basis and at the same level as generally available to other senior executives of the Company, in any group insurance, hospitalization, medical, dental, health and accident, disability, fringe benefit and deferred compensation plans or programs of the Company (including executive supplemental health benefits) now existing or hereafter established, as in effect from time to time. In addition, the Executive shall be reimbursed by the Company for up to $15,000 per year of the Term (for a maximum of $45,000 over the Term) for additional medical services and fees (the “Additional Medical Expenses”); provided that this shall be a taxable benefit to the Executive.

(e) Defined Contribution Retirement Plan. The Company shall establish a defined contribution retirement plan (the “Retirement Plan”) that will be created and managed solely for the Executive. The Company will establish the Retirement Plan as promptly as practicable following the date hereof; provided that the Retirement Plan will contain the following provisions:

(i)

During each year of the Term, the Company shall contribute an aggregate amount equal to the Executive’s Base Salary for such year, with contributions to be made by the Company in monthly installments, for a total contribution over the Term of $3,150,000 (the “Aggregate Contribution”); provided, however, the Company shall not be required to make any further contributions following the date of the Executive’s

Separation from Service (as defined in Section 4(b)) in the event that, before the end of the Term, the Company terminates the Executive’s employment for Cause (as defined in Section 5(a)) or the Executive resigns his employment without Good Reason (as defined in Section 5(c));

(ii)	The Retirement Plan will be subject to a vesting schedule based on continued employment with the Company, such that the Retirement Plan will be: (A) 25% vested on July 2, 2019; (B) 50% vested on July 2, 2022; (C) 75% vested on July 2, 2025; and (D) 100% vested on July 2, 2027; provided, however, that if the Executive incurs a Separation from Service for any reason other than (x) the Company’s termination of his employment for Cause, (y) the Executive’s resignation from his employment without Good Reason, or (z) the Executive’s declining an offer by the Company to renew the Executive’s employment following the expiration of the Term on terms that are not materially less favorable than those set forth herein, then the Executive will be considered 100% vested in the Retirement Plan as of the date of his Separation from Service;

(iii)	The Executive or his delegate will be involved in decisions relating to investment or management of Retirement Plan assets; and

(iv)	The schedule for payment of the Executive’s benefits under the Retirement Plan will be set forth in the documentation for the Retirement Plan.

Notwithstanding any of the foregoing, the Retirement Plan shall be established and administered in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and subject to any applicable taxes.

(f) Automobile. The Company shall provide the Executive with an automobile allowance of $1,100 per month (the “Automobile Payment”). In addition, the Company shall reimburse Executive for the costs of gasoline, insurance, and reasonable operating expenses for that automobile, in accordance with Company policies in effect for senior executives from time to time, up to a maximum of $11,800 per year of the Term.

(g) Vacation. The Executive shall be entitled to vacation time consistent with the applicable policies of the Company for other senior executives as in effect from time to time, but in no event less than twenty-five (25) days per year.

(h) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by him in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time. Payments with respect to reimbursements of expenses shall be made consistent with the Company’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.

(i) Life Insurance. For the first two years of the Term, the Company shall continue to pay up to $135,000 per year in premiums for life insurance for the benefit of a beneficiary (or beneficiaries) designated by the Executive, which amounts constitute the remaining two premium payments owed to the Executive under his prior employment agreement dated March 1, 2006, as amended. This shall be a taxable benefit to the Executive. The Company’s payments shall cease upon resignation by the Executive without Good Reason or termination of the Executive for Cause.

(j) Other Benefits. The Company shall reimburse the Executive for up to $10,000 per year of the Term for financial, estate and tax planning services (for a maximum of $30,000 over the Term), which shall be a taxable benefit to the Executive. In addition, the Company will pay up to $5,000 per year for business club memberships (for a maximum of $15,000 over the Term). The foregoing reimbursements for financial, estate and tax planning services and business club memberships, together with the Additional Medical Expenses, are collectively referred to as the “Fringe Benefits”.

Termination of Employment. Subject to this Section 4, the Company shall have the right to terminate the Executive’s employment at any time, with or without Cause (as defined in Section 5), and the Executive shall have the right to terminate his employment at any time and for any reason.

(a) Termination Due to Death or Disability. The Executive’s employment under this Agreement will terminate upon the Executive’s death or the Executive’s Disability (as defined in Section 5). In the event the Executive’s employment terminates as a result of the Executive’s death or Disability, the Company shall pay to the Executive (or his estate, as applicable) (i) the Base Salary and Automobile Payment through and including the date of termination; (ii) an amount equal to the Executive’s accrued and unused vacation pay as of the date of termination; (iii) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (including unreimbursed business expenses properly incurred through the date of termination) ((i) through (iii) collectively the “Other Accrued Compensation and Benefits”), and (iv) a pro-rated Target Bonus for the year in which the termination occurs, in each case payable within thirty (30) days of the Executive’s Separation from Service (as defined in Section 4(b)) by reason of death or Disability (or as otherwise expressly set forth in the applicable plan, program or agreement). Furthermore, upon a termination of employment as a result of the Executive’s death or Disability, a portion of the Executive’s Options and RSUs that have already been granted pursuant to this Agreement shall vest such that, when combined with previously vested Options and RSUs, an aggregate of 50% of all of the Options and RSUs that have been granted pursuant to this Agreement shall have vested. Any vested Options shall continue to be exercisable for a period of 180 days following the date of the Executive’s death or Disability (but in no event later than the expiration of the term of such Options). All Options not exercised within such 180-day period shall be cancelled and shall revert back to the Company for no consideration and the Executive or his estate, as applicable, shall have no further right or interest therein. Except as provided in this Section 4(a), the Executive shall have no further right to receive any other compensation or benefits after a termination of employment due to the Executive’s death or Disability.

(b) Termination for Cause; Resignation without Good Reason. At any time prior to the expiration of the Term, the Executive’s employment may be terminated by the Company immediately for Cause. If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of the Company’s termination of the Executive’s employment for Cause, or if the Executive resigns from his employment during the Term for any reason other than Good Reason (as defined in Section 5), (i) the Executive shall be entitled to payment of his Other Accrued Compensation and Benefits, payable within thirty (30) days after the Executive’s Separation from Service (or as otherwise expressly set forth in the applicable plan, program or agreement); (ii) all unvested Options and RSUs will be cancelled without consideration and the Executive shall have no further rights with respect to such Options and RSUs; and (iii) the Executive will have thirty (30) days to exercise any vested options, in accordance with the terms of the LTIP. The Executive shall have no further right to receive any other compensation or benefits after his termination for Cause or resignation of employment other than for Good Reason. The Executive shall provide thirty (30) days’ written notice to the Company prior to resigning his employment during the Term.

(c) Termination without Cause; Resignation for Good Reason.

(i) If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause, or as a result of his resignation for Good Reason, then the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(e):

(A) the Company shall continue to pay the Executive the Base Salary and Automobile Payment in accordance with the Company’s ordinary payroll practices in effect from time to time for a period equal to the greater of: (i) twelve (12) months; and (ii) the remainder of the Term, with payments commencing on the 60th day following the Executive’s Separation from Service (the “Severance Period”);

(B) the Company shall provide the Executive with cash payments equal to a pro-rated Target Bonus (i) for time worked up through the termination date and for which a bonus has not yet been paid; and (ii) in respect of the Severance Period, in each case at such intervals as the same would have been paid had the Executive remained in the active service of the Company; provided, however, that in no event will payment commence prior to the 60th day following the Executive’s Separation from Service;

(C) the Company shall provide the Executive and his eligible dependents with continued participation in the Company’s group medical plans during the Severance Period or, in the event such participation is not permitted, the Company shall pay for the cost of continuing medical insurance coverage for the Executive and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Executive shall continue to be obligated to pay his share of premiums, deductibles and co-payments which may be deducted from the payment made pursuant to this Section 4(c)(i)(C) in the same manner as if the Executive were actively employed. In the event that the Executive obtains subsequent employment and is eligible to participate in the group medical plans of his new employer, the Executive agrees to notify the Company promptly, and any coverage provided under the Company’s group medical plans, or COBRA payments, as the case may be, shall terminate when coverage under the new employer’s medical plans become effective;

(D) the Company shall continue to pay the life insurance premiums contemplated by Section 3(i);

(E) the Company shall continue to provide the Executive with the Fringe Benefits;

(F) in the event the Aggregate Contribution has not yet been made to the Retirement Plan as of the date of the Separation from Service, the Company will continue to make monthly contributions to the Retirement Plan for the duration of the Severance Period, up to a maximum contribution of $1,000,000 over the Severance Period; provided that in no event shall the total amount contributed to the Retirement Plan exceed the Aggregate Contribution; and

(G) all outstanding equity will be treated in accordance with the terms of the LTIP or the applicable award letters.

(ii) The Executive agrees that the provisions of Section 4(c) are fair and reasonable and that if his employment is terminated without Cause or he resigns for Good Reason he shall have no further right to receive any other compensation or benefits.

(d) Non-Renewal of Agreement. If, following the expiration of the Term, the Company does not offer to continue the Executive’s employment on substantially similar terms to those set forth herein and upon the expiration of the Term the Executive incurs a Separation from Service, the Company will pay the Executive a pro-rated Target Bonus for time worked during the year in which the Separation from Service occurs, payable within thirty (30) days of the Executive’s Separation from Service. In addition, for a period equal to eighteen (18) months from the date of the Separation of Service (the “Non-Renewal Period”):

(i) the Company will permit the Executive to continue using his Company e-mail account; provided that e-mail account access shall expire at such time the Executive obtains subsequent employment;

(ii) the Company shall provide the Executive and his eligible dependents with continued participation in the Company’s group medical plans during such Non-Renewal Period or, in the event such participation is not permitted, the Company shall pay for the cost of continuing medical insurance coverage for the Executive and his eligible dependents under COBRA. The Executive shall continue to be obligated to pay his share of premiums, deductibles and co-payments which may be deducted from the payment made pursuant to this Section 4(d)(ii) in the same manner as if the Executive was actively employed. In the event that the Executive obtains subsequent employment and is eligible to participate in the group medical plans of his new employer, the Executive agrees to notify the Company promptly, and any coverage provided under the Company’s group medical plans, or COBRA payments, as the case may be, shall terminate when coverage under the new employer’s medical plans become effective; and

(iii) the Company will reimburse the Executive for up to $50,000, to be used by the Executive for: (A) office rent, administrative assistance and related expenses; (B) conference fees and related expenses; (C) advisory services; and (D) business related travel and expenses, to be used in the Executive’s discretion.

(iv) The Executive agrees that apart from the foregoing, in the event of a non-renewal of the Agreement, the Executive shall have no further right to receive any other compensation or benefits, unless required by law and subject to the terms of the LTIP or applicable award letters.

(e) Execution and Delivery of Release; Restrictive Covenants. The Company shall not be required to make the payments and provide the benefits under Section 4(c) (other than the Other Accrued Compensation and Benefits) unless (i) the Executive executes and delivers to the Company, within sixty (60) days following the Executive’s Separation from Service, a general waiver and release of claims in the Company’s standard form and the release has become effective and irrevocable in its entirety, and (ii) the Executive remains in material compliance with the Confidentiality, Non-Competition and Intellectual Property Agreement attached hereto as Exhibit B (the “Non-Competition Agreement”), through the Severance Period. The Executive’s failure or refusal to sign the release (or the revocation of such release in accordance with applicable laws) or the Executive’s failure to materially comply with the Non-Competition Agreement shall result in the forfeiture of the payments and benefits payable under Section 4(c).

(f) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 22 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Executive.

The date of the Executive’s termination of employment shall be the date specified in the Notice of Termination.

(g) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and its subsidiaries and affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive may hold with respect to any employee benefit plans or trusts established by the Company and its subsidiaries and affiliates. The Executive agrees that this Agreement shall serve as written notice of his resignation in this circumstance.

1.	Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean the termination of the Executive’s employment because of:

(i) the cessation of the Executive’s ability to work legally in the United States or Canada other than for reasons not within the Executive’s reasonable control;

(ii) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement; provided, however, that if such act or omission is related to the Executive’s performance of his duties within the scope of his employment, then he shall have thirty (30) days after written notice is received by the Executive of such material breach to cure such breach;

(iii) the continued failure or refusal of the Executive to perform the duties reasonably required of him in his role, which is not cured within thirty (30) days after written notice is received by the Executive of such failure or refusal;

(iv) the Executive’s commission of, or plea of nolo contendere to, (A) any felony or (B) any crime involving dishonesty or moral turpitude which reflects negatively upon the Company and materially impairs or impedes its operations;

(v) the Executive’s engaging in any misconduct, gross negligence, act of dishonesty, violence or threat of violence that is materially injurious to the Company or any of its subsidiaries or affiliates;

(vi) the Executive’s breach of the Non-Competition Agreement or any material written policy of the Company or any of its subsidiaries or affiliates, in each case which is not cured within thirty (30) days after written notice is received by the Executive of such breach; or

(vii) any other action by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates, or which results in the violation by the Company or any of its subsidiaries or affiliates of any law.

(b) Disability. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all of his duties under this Agreement as an Executive of the Company, which disability or infirmity shall exist for any continuous period of 180 days.

(c) Good Reason. For purposes of this agreement, “Good Reason” shall mean the Executive’s resignation as a result of a material reduction in the Executive’s responsibilities from those set forth in this Agreement; provided, however, that no such event shall constitute Good Reason unless (A) the Executive first gives the Company written notice of his intention to resign his employment for Good Reason and the grounds for such resignation, (B) such grounds for resignation (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice and (C) the Executive actually resigns his employment with the Company within thirty (30) days following the expiration of the thirty (30) day cure period.

Nondisparagement. The Executive agrees that at no time during the Executive’s employment by the Company or thereafter shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party that impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, its subsidiaries and affiliates, and their respective directors, officers or employees.

Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback as required under law and Company policy.

Section 409A of the Code.

(a) The payments and benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A and shall be interpreted or construed consistent with that intent. The Company shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A. If, in the good faith judgment of the Company, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the requirements of Section 409A. This Section 8(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to tax, interest and penalties under Section 409A.

(b) Anything in this Agreement to the contrary notwithstanding, each payment of compensation made to the Executive shall be treated as a separate and distinct installment payment from all other such payments for purposes of Section 409A. The actual date of payment pursuant to this Agreement shall be within the sole discretion of the Company. In no event may the Executive be permitted to control the year in which payment occurs. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(c) Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1), if the Executive is a “Specified Executive” within the meaning of Section 409A(a)(2)(B)(i) on the date of the Executive’s Separation from Service, then no such payment shall be made or commence during the period beginning on the date of the Executive’s Separation from Service and ending on the date that is six (6) months following the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth (15th) day of the first calendar month following the end of the six (6)-month period.

Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

Representation and Warranty. The Executive represents and warrants that he is not subject to any non-competition covenant or any other agreement with any party that would in any manner restrict or limit his ability to render the services required of him hereunder.

Assignment. This Agreement may be assigned by the Company. The Executive may not assign or delegate his duties under this Agreement.

Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required or permitted to be withheld by law or contract.

Amendment; Waiver. Subject to Section 8, this Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party (including the failure to insist upon strict compliance with any term, covenant or condition) shall not operate or be construed as a waiver of (i) any other provision of this Agreement, or (ii) any subsequent breach by such party of a provision of this Agreement.

Governing Law. All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Los Angeles County, California in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

Survival of Certain Provisions. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.

Entire Agreement. This Agreement and the Non-Competition Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

Severability. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Notices. All notices or communications hereunder shall be in writing, addressed as follows:

if to the Company:

IMAX Corporation

110 East 59th Street

Suite 2100

New York, NY 10022

Attention: Chief Legal Officer

Facsimile:        (212) 371-7584

if to the Executive:

Greg Foster

Address on file with the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or overnight courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of the date first written above.

IMAX CORPORATION

By:	/s/ Carrie Lindzon-Jacobs
Name:	Carrie Lindzon-Jacobs
Title:	Executive Vice President, Human Resources

By:	/s/ Michael Lynne
Name:	Michael Lynne
Title:	Director

GREG FOSTER

/s/ Greg Foster